Exhibit 99.1

VSee Health Provides a Business Update and Reports Second Quarter 2024 Financial Results

BOCA RATON, Fla., September 23, 2024 – VSee Health, Inc. (Nasdaq: VSEE), a provider of comprehensive telehealth services that customize workflow streams and enhance patient care, today provided a business update and reported financial results for the three and six months ended June 30, 2024.

Business Highlights

•	Successfully completed the de-SPAC transaction and now publicly traded as VSee Health, following the merger between VSee Lab and iDoc Telehealth into Digital Health Acquisition Corp., thereby enhancing our service capabilities, particularly in acute care and tele-intensivist services.
•	Partnered with Ava Robotics for the development of a VSee Health-powered Ava robot that allows providers to extend their reach and provide personalized care remotely to hospital intensive care units.
•	Launched Aimee, an innovative virtual healthcare, labs and prescription drug service that patients can access whether or not they have health insurance, providing low-cost access to quality healthcare.
•	Contracted with Seven Corners Correctional Health, the operator of 24 federal prisons, to offer accessible, quality specialty care to the inmate population they serve.
•	Expanded our telehealth and billing services to major healthcare clients through a partnership with SkywardRx, including nonprofit, hospital and Fortune 20 corporate clients.
•	Secured a virtual care purchasing agreement with Premier, Inc., expanding our reach and penetration in key healthcare markets.

Management Commentary

"The accomplishments by VSee Health during the second quarter and subsequent weeks underscore our commitment to enhance the healthcare experience through innovative virtual care business-to-business solutions, and our financial results reflect the transition of Digital Health Acquisition Corp. from a SPAC to an operating company," said Imo Aisiku, M.D., co-CEO and Chairman of VSee Health. "Becoming publicly traded marks a significant milestone not only for access to the public equity markets, but also in finalizing the merger between VSee Lab and iDoc Virtual Telehealth Solutions, leveraging our strengths to enable expanded partnerships and service offerings. This transaction was a critical launching pad to accelerate our growth, trigger more investment in improving technology solutions and scale customer acquisition to new heights."

"We believe that through developing robust telemedicine solutions that easily integrate into existing healthcare systems, VSee Health is increasingly becoming recognized as a trusted brand and critical component of a provider’s toolkit. As example, our telehealth offering has been a success in the Federal Bureau of Prisons with 24 of the 122 facilities onboard.. By securing partnerships such as with the Koch brothers-founded Stand Together in launching Aimee, we are helping to develop local community centers into healthcare hubs that have the capability of providing high quality physician access at affordable levels.. Broadening our range of services allowed us to enter new markets, which is crucial as we scale operations. In addition, we believe these strategic moves should enable us to set the stage for additional revenue opportunities in 2025 and beyond as we continue to innovate and strive to capture market share in the rapidly evolving telehealth industry,” added Milton Chen, Ph.D., co-CEO of VSee Health.

Second Quarter Financial Results

Second quarter consolidated financial statements include the accounts of VSee Health, Inc. and its subsidiaries, VSee Lab, Inc. and iDoc Virtual Telehealth Solutions, Inc., which are both 100% wholly-owned subsidiaries of VSee Health following the business combination on June 24, 2024.

Revenue was $1.7 million for the second quarter of 2024, compared to $1.3 million for the second quarter of 2023, an increase of 33%. Higher professional and other fees and technical and engineering fees primarily drove the revenue increase. Professional and other fees increased by 93% due to higher hardware purchases from new customers, and technical and engineering fees increased by 290% due to a higher volume of engineering, customizations and integration services provided to existing and new customers. Subscription revenue also increased slightly and the acquisition of iDoc led to higher fees.

Operating expenses for the second quarter of 2024 increased 69% compared with the prior-year quarter. The increase was driven by higher transaction expenses related to the business combination, led by higher legal, professional, advisory and consulting fees. The increase was also driven by higher general and administrative expenses due to higher reseller fees, slightly offset by lower software cost from the lower headcounts, resulting in lower utilization of software licenses. These increases were offset by lower compensation and related benefits, primarily from lower utilization of independent contractors and employee headcount reduction.

Net loss for the second quarter of 2024 was $0.3 million, or $0.06 per share, compared a net loss for the second quarter of 2023 of $0.4 million, or $0.09 per share. The 16% decrease was driven by the tax benefit primarily related to valuation allowance changes related to the business combination and by higher revenue, and were slightly offset by higher operating expenses primarily due to the business combination.

Six Month Financial Results

Revenue was $3.2 million for the first half of 2024, compared with $2.9 million for the first half of 2023, an increase of 11%. Higher professional and other fees and technical and engineering fees primarily drove the revenue increase. Professional and other fees increased by 57% due to higher hardware purchases from new customers during the current quarter, and technical and engineering fees increased by 57% due to a higher volume of engineering, customizations and integration services provided to existing and new customers. The increase was also driven by higher fees, primarily from patient and telehealth fees, from the acquisition of iDoc. These increases were offset by a 6% decline in subscription revenue due to the churned enterprise customers in 2024 with little to no clinic usage, as some clients gradually shifted back to face-to-face consultations.

Operating expenses for the first half of 2024 increased 13% over the comparable period last year. The increase was driven by higher transaction expenses related to the business combination, led by higher legal, professional, advisory and consulting fees. The increase was also driven by higher general and administrative expenses due to the iDoc acquisition and higher reseller fees, slightly offset by lower software and business service costs from lower headcounts, resulting in lower utilization of software licenses. These increases were offset by lower compensation and related benefits, primarily from lower utilization of independent contractors and employee headcount reduction.

Net loss for the first half of 2024 was $0.3 million, or $0.07 per share, compared with a net loss for the first half of 2023 of $0.9 million, or $0.19 per share. The 62% decrease was driven by the income tax benefit primarily related to the valuation allowance changes related to the business combination and higher revenue, slightly offset by higher operating expenses, primarily due to the business combination.

As of June 30, 2024, VSee Health had cash and cash equivalents of $1.1 million.

Pro Forma Financial Results

The unaudited pro forma financial information in the tables below summarizes the combined results of VSee Health’s operations and iDoc’s operations, as though the acquisition of iDoc had been completed as of the beginning of 2023.

Total revenues for the second quarter of 2024 were $2.7 million compared with $2.8 million for the second quarter of 2023. Total revenues for the first half of 2024 were $5.8 million compared with $6.3 million for the first half of 2023.

The net loss for the second quarter of 2024 was $1.8 million, or $0.12 per share, compared with a net loss of $1.0 million, or $0.07 per share, for the second quarter of 2023. The net loss for the first half of 2024 was $2.0 million, or $0.14 per share, compared with a net loss of $2.1 million, or $0.14 per share, for the first half of 2023.

The following table summarizes the pro forma financial information:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Total revenue	$2,701,485	$2,769,241	$5,837,245	$6,314,200
Net loss	$(1,791,264)	$(1,030,910)	$(2,002,771)	$(2,106,741)
Weighted average shares:
Basic and diluted	14,694,087	14,692,820	14,693,450	14,692,820
Net Loss per share:
Basic and diluted	$(0.12)	$(0.07)	$(0.14)	$(0.14)

About VSee Health

VSee Health is a software-as-a-service (SaaS) platform that enables clinicians and enterprises to create their telehealth workflows without programming. VSee Health’s system allows a telehealth mobile app to be created or a telehealth system to be integrated into existing hospital operations in days.

With a focus on patient disease state telemedicine and turnkey billing services, VSee Health has integrated an intensive care, critical care and neuro solution, powered by iDoc Telehealth Solutions, as its initial module for the VSee Health software platform. This technology encompasses a set of integrated telehealth technologies and a team of neurointensivists, neurologists, and tele-radiologists that who treat and coordinate care for acutely ill patients 24/7/365 in the neuro-intensive care unit (Neuro-ICU), cardiac surgery intensive care unit (CS-ICU) and the intensive care unit (ICU) for stroke, brain trauma and a wide range of neurological conditions. For more information, please visit www.vseehealth.com.

Forward-Looking Statements

Matters discussed in this news release that are not statements of historical or current facts, including but not limited to those relating to VSee Health’s ability to improve healthcare access and provider efficiencies, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause performance or achievements to be materially different from historical results or from any future performance or achievements expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. More information on risk factors relating to VSee Health and its technology and billing services is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of VSee Health’s periodic and current filings with the SEC, which are also made available on VSee Health’s website at www.vseehealth.com. Forward-looking statements speak only as of the date they are made, and VSee Health undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, or otherwise.

Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614
tpatel@lhai.com

(Tables follow)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets
Cash	$1,105,971	$118,734
Accounts receivable, net of allowance for credit losses of $1,741,238 and $32,457 as of June 30, 2024, and December 31, 2023, respectively	2,513,855	628,480
Due from related party	785,934	—
Prepaids and other current assets	760,789	79,920
Total current assets	5,166,549	827,134

Note receivable, related party	245,500	—
Right-of-use assets, net (related party portion $260,373 and zero as of June 30, 2024, and December 31, 2023, respectively)	691,684	—
Intangible assets	12,100,000	—
Goodwill	59,900,694	—
Fixed assets, net	883,323	3,657
Total assets	$78,987,750	$830,791

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$6,752,985	$1,824,408
Deferred revenue	1,023,492	802,524
Due to related party	456,858	338,506
Right-of use liability - operating (related party portion $101,401 and zero as of June 30, 2024, and December 31, 2023, respectively)	222,910	—
Right-of use liability - financing	507,538	—
Factoring payable	348,463	—
Encompass Purchase liability	268,038	—
SAFE Note	—	135,000
Contingent liability	—	600,000
ELOC	638,321	—
ELOC Note	500,000	—
Additional Bridge Note	397,408	—
Exchange Note	5,666,873	—
Quantum Convertible Note	4,697,050	—
Loan payable, related party, net of discount	471,651	323,000
Line of credit and note payable, net of discount	928,280	220,000
Total current liabilities	22,879,867	4,243,438

Line of credit and notes payable, less current portion, net of discount	593,941	—
Right-of-use liability - operating, less current portion (related party portion $163,658 and zero as of June 30, 2024, and December 31, 2023, respectively)	471,507
Right-of-use liability - financing, less current portion	231,879	—
Total liabilities	24,177,194	4,243,438

Commitments and contingencies (Note 9)

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 6,158 and zero shares issued and outstanding as of June 30, 2024, and December 31, 2023, respectively	1	—
Common stock, $0.0001 par value; 100,000,000 shares authorized 14,806,820 and 4,639,643 shares issued and outstanding as of June 30, 2024, and December 31, 2023, respectively	1,481	464
Additional paid-in capital	64,582,130	6,027,153
Accumulated deficit	(9,773,056)	(9,114,985)
Non-controlling interest	—	(325,279)
Total stockholders’ equity (deficit)	54,810,556	(3,412,647)
Total liabilities and stockholders’ equity (deficit)	$78,987,750	$830,791

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024, AND 2023 (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Subscription fees	$1,037,426	$1,022,631	$2,042,628	$2,183,822
Professional services and other fees	421,632	218,942	749,475	478,332
Technical engineering fees	189,939	48,650	352,889	224,337
Patient fees	31,520	—	31,520	—
Telehealth fees	30,569	—	30,569	—
Institutional fees	480	—	480	—
Total Revenue	1,711,566	1,290,223	3,207,561	2,886,491
Cost of goods sold	486,640	474,287	872,893	1,049,609
Gross margin	1,224,926	815,936	2,334,668	1,836,882

Operating expenses
Compensation and related benefits	918,411	1,084,618	1,811,988	2,420,170
General and administrative	509,050	326,386	660,398	607,639
Transaction expenses	980,807	16,059	1,007,145	57,345
Total operating expenses	2,408,268	1,427,063	3,479,531	3,085,154

Net operating loss	(1,183,342)	(611,127)	(1,144,863)	(1,248,272)

Other income (expenses):
Interest expense	(349,695)	(79,860)	(359,005)	(127,262)
Other income	2	3	2	19,619
Change in fair value of financial instruments	548,100	88,008	548,100	114,077
Loss on issuance of financial instruments	(1,618,234)	—	(1,618,234)	—
Total other (expenses) income	(1,419,827)	8,151	(1,429,137)	6,434

Loss before income taxes	(2,603,169)	(602,976)	(2,574,000)	(1,241,838)

Benefit from income tax	2,241,208	174,395	2,241,208	357,238

Net loss	(361,961)	(428,581)	(332,792)	(884,600)
Net loss attributable to non-controlling interest	$(31,980)	$(3,971)	$—	$(8,738)
Net loss attributable to stockholders	$(329,981)	$(424,610)	$(332,792)	$(875,862)

Basic and diluted loss per common share	$(0.06)	$(0.09)	$(0.07)	$(0.19)
Weighted average number of common shares outstanding, basic and diluted	5,302,490	4,639,643	4,971,066	4,639,643

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